Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and
related Prospectus of The Carlyle Group Inc. for the registration of common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts, and units and to the incorporation by reference therein of our reports dated February 27, 2026, with respect to the consolidated financial statements of The
Carlyle Group Inc., and the effectiveness of internal control over financial reporting of The Carlyle Group Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and
Exchange Commission.
/s/ Ernst & Young LLP
Tysons, Virginia
May 8, 2026